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Exhibit 10.22

FIRST AMENDMENT TO LEASE
dated for reference purposes, as of January 23, 2002
by and between
MONROVIA TECHNOLOGY CAMPUS LLC,
a California limited liability company ("Landlord")
and
SEEBEYOND TECHNOLOGY CORPORATION ("Tenant").

R E C I T A L S:

        A.    Pursuant to that certain Lease dated as of November 28, 2000, between Landlord and Tenant ("Lease"), Landlord agreed to construct and lease to Tenant that certain improved premises located at 800 Royal Oaks, Monrovia, California (unless otherwise specified herein, all terms are used herein as defined in the Lease).

        B.    Landlord and Tenant hereby amend the Lease as follows;

          (1)  Square Footage of Premises. The Parties acknowledge that the rentable square footage of the Premises for all purposes under the Lease shall be increased to 120,000 square feet.

          (2)  Lease Term. Lease term shall be twelve (12) years and (0) months commencing September 1, 2002.

          (3)  Option to Extend as stated in Paragraph 59 of Rider to Lease dated November 28, 2000, shall now read:

      a)
      Lessor hereby grants to Lessee the option to extend the term of this lease for two (2) additional sixty (60) month periods commencing when the prior term expires upon each and all of the following terms and conditions:

      i.
      In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least twenty-four (24) months prior to the first 60 month renewal option and at least six (6) months prior to the second 60 month renewal option. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options may only be exercised consecutively.

      ii.
      The provisions of Paragraph 39, including those relating to Lessee's Default set forth in Paragraph 39.4 of the original Lease, are conditions of this Option. Notwithstanding anything to the contrary in the Lease or Amendment, Tenant shall be able to assign the aforementioned Option, without Landlord's consent, as a result of a merger, acquisition or sale of all or substantially all of Tenant's assets and/or stock.

      iii.
      Except for the provisions of the Lease granting an option or options to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option shall apply.

      iv.
      Except for any entity which merges, controls, or acquires all or substantially of Tenant's assets and/or stock, this Option is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and without the intention of thereafter assigning or subletting. Notwithstanding anything to the contrary in the Lease or Amendment, Tenant shall be able to assign the aforementioned Option, without Landlord's consent, as a result of a merger, acquisition or sale of all or substantially all of Tenant's assets and/or stock.

        v.
        The monthly rent for each month of the option period shall be calculated as set forth in Subsection II. Market Rental Value Adjustment(s) (MRV) of the Rider to Lease dated November 28, 2000.

          (4)  Base Rent. Base rent shall be $1.67 per square foot NNN (tax, insurance and maintenance) payable on the first date of each month commencing September 1, 2002. Adjustment to Monthly Rent as stated in Paragraph 50 of the Rider to Lease dated November 28, 2000, shall now read:

      a)
      The monthly rental shall be increased beginning the 24th month of the lease term and every 24 months thereafter. This increase shall be calculated by multiplying the current rent per square foot by the percentage equal to the increase, if any, in the Consumer Price Index of the United States Department of Labor, Bureau of Labor Statistics, all items average for the Los Angeles/Riverside/Orange County, California area (1982-84=100) (the "Index") applicable to the first day of the month in which such increase takes effect, i.e., every 24 months, as compared with the index for the 1st month of the term of this lease. In no event shall the rental increase be less than 2% per year or be more than 5% per year.

        Paragraph 50.1 of the Rider to Lease dated November 28, 2000, shall remain unchanged.

          (5)  Leasing Commission. Leasing commission is calculated to be $1,024,634. Any reduction negotiated by tenant may be used for Montgomery Watson Harza (MWH) relocation or additional Tenant Improvement allowance.

          (6)  Security Deposit.

      a.
      Security Deposit shall be in the form of a Letter of Credit (in the same form as previously submitted) in the amount of $2,404,800 which is the equivalent of one year's rent. The Letter of Credit will be reduced to 2 months upon reaching and maintaining a BBB+ credit rating. If the credit rating drops below a BBB+ credit rating (or no current rating is available) at any time during the term of the Lease the tenant shall be required to supply a Letter of Credit in the original amount of $2,404,800 within 10 days. This Letter of Credit is required on or before April 1, 2002 of the mutual execution of this Amendment.

      b.
      An additional Security Deposit shall be required in the form of a Letter of Credit in the same form as previously submitted in the amount of $1,024,634 during the lease unless the Tenant has $50,000,000 in cash balances and has shown a profit in the prior four quarters. A Letter of Credit for the entire amount shall be due on September 1, 2002.

          (7)  Single Building Option. Tenant will reimburse Landlord $500,000 to move MWH into the smaller building "B1". Landlord will invoice such costs as incurred by the Landlord for the aforementioned expenses up to $500,000. Tenant shall pay costs within 30 days of receiving an invoice, but no payment will be required sooner than June 1, 2002. Tenant may draw down against their Tenant Improvements (T.I.) allowance to accommodate this work or any reductions in the commission agreed to by the brokers may be credited to this cost.

          (8)  The Tenant Improvement Allowance specified in Paragraph 51 of Rider to Lease Dated November 28, 2000, shall be $3,000,000 or $25.00 per rentable square foot of space in the building (the "Tenant Improvement Allowance").

          (9)  Landlord and Tenant agree that Nexus Construction will construct Tenant Improvement work subject to City National Bank's approval.

          (10) Lease Otherwise Amended. Except as set forth above, the Lease is otherwise deemed unamended.

A G R E E M E N T:

        NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as above:

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:		TENANT:
MONROVIA TECHNOLOGY CAMPUS LLC		SEEBEYOND TECHNOLOGY
a California limited liability company		CORPORATION
By:	/s/ Blaine P. Fetter Blaine P. Fetter, Manager	By:	/s/ Barry J. Plaga
By:	/s/ Reid G. Samuelson Reid G. Samuelson, Manager	Its:	SVP & CFO

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FIRST AMENDMENT TO LEASE dated for reference purposes, as of January 23, 2002 by and between MONROVIA TECHNOLOGY CAMPUS LLC, a California limited liability company ("Landlord") and SEEBEYOND TECHNOLOGY CORPORATION ("Tenant").
A G R E E M E N T